United States
                       SECURITIES AND EXCHANGE COMMISSION
                           Washington, D.C. 20549-1004


                                   FORM 8 - K
                                 CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934




        Date of Report (Date of earliest event reported): October 4, 2000



                                PITNEY BOWES INC.



                         Commission File Number: 1-3579




        State of Incorporation         IRS Employer Identification No.
               Delaware                          06-0495050





                               World Headquarters
                        Stamford, Connecticut 06926-0700
                        Telephone Number: (203) 356-5000

Item 5 - Other Events.

The registrant's press release dated October 4, 2000, regarding its financial outlook for the periods ending September 30, 2000, and December 31, 2000.

Item 7 - Financial Statements and Exhibits.

c. Exhibits.

The following exhibits are furnished in accordance with the provisions of Item 601 of Regulation S-K:

   Exhibit                                Description
   -------      ------------------------------------------------------------

     (1)           Pitney Bowes Inc. press release dated October 4, 2000.



                                   Signatures
                                   ----------



Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.






                               PITNEY BOWES INC.




October 5, 2000




                            /s/ B. P. Nolop
                            ----------------------------------
                            B. P. Nolop
                            Executive Vice President and
                            Chief Financial Officer
                            (Principal Financial Officer)



                            /s/ A. F. Henock
                            ----------------------------------
                            A. F. Henock
                            Vice President - Controller
                            and Chief Tax Counsel
                            (Principal Accounting Officer)

                                      (1)
                                                                       Exhibit 1


                 Pitney Bowes Revises Financial Outlook for 2000

STAMFORD, Conn., October 4, 2000 -- Pitney Bowes Inc. (NYSE:PBI) today lowered its full-year 2000 earnings per share estimate to $2.44 - $2.48 per share, before one-time items, as compared to the current First Call consensus estimate of $2.58 per share.
     Two factors drove this change in guidance:
o Increased margin pressure in the highly competitive office products markets are having an adverse impact on operating profit in the Office Solutions segment.
o Foreign currency weakness, and softer than anticipated results, particularly in certain segments of the mail creation and logistics product lines of the Mail and Integrated Logistics (MAIL) segment, are resulting in reduced revenue growth rates in the third and fourth quarters.
     Consolidated revenue growth in the third quarter is estimated at about three percent, while growth in fourth quarter 2000 is estimated to be flat to slightly down, due principally to greater currency impacts and higher levels of asset sales revenue in the Capital Services segment in fourth quarter 1999.
     Third quarter earnings per share outlook is in the $0.62-$0.63 range excluding one-time items, as compared to the current First Call consensus estimate of $0.65 per share.
     Michael J. Critelli, Chairman and CEO of Pitney Bowes Inc. commented, "We are disappointed with these results and are developing action plans to address the challenges we face. While demand for our traditional mailing systems remains in line with expectations, the weakening economic environment is lengthening the sales cycle and slowing customer decision-making in certain segments of the mail creation and logistics product lines of the MAIL segment. These factors, along with currency fluctuations, led us to revise our expectations for revenue and profit growth in the second half of 2000.

                                      (2)

     "We continue to believe that the need is greater than ever for the type of technology-based solutions we bring to customers' mission-critical communications processes. However, we acknowledge that we must refine our business execution to respond to the slowing economic environment and manage growth areas of the business to more efficiently pursue both long-and-short-term opportunities.
     "I have personally charged the senior management team with these tasks, and we are examining every element of our plans. We will intervene quickly if we conclude that either talent or organizational barriers are hindering our progress. With this highly focused approach we remain very confident that we can achieve our long-term goals of six to eight percent revenue growth and 12 percent earnings per share growth in the future."
     Revenue growth in the second half of 2000 for Total Messaging Solutions, which includes both the MAIL and Office Solutions segments is expected to be about three percent in the third quarter and in the range of flat to two percent in the fourth quarter. This reflects the impacts of the factors noted above, with a greater impact of currency in the fourth quarter, and the anticipated reduction in revenue from the previously announced sale of our credit card portfolio at the end of second quarter 2000, which would have contributed $35-$40 million in revenue in the second half of 2000.
     During the third quarter, the company also will be making two one-time adjustments that are not reflected in the earnings guidance:
o A one-time charge of approximately $15-$20 million pretax or $0.05 per share, related to consolidation of our information technology staff and infrastructure. This initiative is focused on creating an efficient global organization and technology platform to leverage the benefits of our current Enterprise-wide Resource Planning (ERP) and e-business initiatives.
o A one-time tax benefit related to recent state tax law changes of approximately $10-$12 million or $0.05 per share.

                                      (3)

     The company is hosting a webcast with investors at 8:30 am Eastern Standard Time on October 5, 2000 at www.pitneybowes.com and can be accessed from the "Investor Relations" directory.
     Pitney Bowes plans to report earnings for the third quarter after the close of the market on Tuesday, October 17, 2000.
     Pitney Bowes Inc. is a global provider of total messaging solutions.
                                      # # #
The forward-looking statements contained in this news release involve risks and uncertainties, and are subject to change based on various important factors including timely development and acceptance of new products, gaining product approval, successful entry into new markets, changes in interest rates, and changes in postal regulations, as more fully outlined in the company's 1999 Form 10-K Annual Report filed with the Securities and Exchange Commission.